Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) treated as confidential by the Registrant.

MUTUAL SEPARATION AGREEMENT AND RELEASE

This Mutual Separation Agreement and Release (“Agreement”) is entered into by Michael J. Loparco (“You or Your”) and Jabil Inc. (“Jabil”), (collectively, the “Parties”). The Parties desire to enter into an agreement that amicably resolves their employment relationship, and any disputes that may exist between them. Accordingly, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Your Separation and Future Relationship.

A.

Separation Date. Your last day of employment (“Separation Date”) is November 30, 2022. You will satisfactorily perform assigned tasks through the Separation Date. During the period from March 1, 2022 to the Separation Date, You agree that You will make Yourself available at reasonable times to assist Jabil in any transition issues arising from Your separation.

B.

Officer / Director Resignation. If applicable, not later than the Separation Date or earlier date designated by Jabil, You will resign in writing from all corporate officer and director positions associated with Your Jabil employment (if any) with immediate effect.

C.

Property Return. Whether You enter into this Agreement or not, not later than the Separation Date, You must return to Jabil all property in Your possession, custody or control which was obtained from Jabil or from any of its customers/potential customers, vendors/potential vendors, merger/acquisition candidates, employees, contractors or consultants including but not limited to the originals and all copies of any documents, files, data or information (returned unaltered and unencrypted), notebooks, access cards, credit cards, passwords and file-access methods / protocols, computers / laptops / PDAs (including all software and peripherals), cell phones, mobile computing devices, in any tangible, electronic or other form (“Property”). Upon Jabil’s request, You must promptly return all Property at any time prior to the Separation Date. Jabil, in its sole discretion, may delay any payment otherwise due to You under this Agreement until You have complied with this paragraph; and notwithstanding such delay, You shall remain bound by Your other obligations in this Agreement.

D.	Bonus Eligibility. You are not eligible to receive a short-term incentive (“STI”) bonus in respect of any fiscal year or period commencing on or after September 1, 2022.

E.

Equity Awards. Jabil will abide by the terms of the award agreements (the “Award Agreements”) for Your equity awards subject to Paragraph 2(A). You understand that the terms of the Award Agreements relating to any equity awards that are scheduled to vest in 2024 will not vest in the event that you commence employment with another employer prior to October 22, 2022.

F.

Insider Trading Restrictions. You understand that the federal “insider trading” securities laws continue to apply to You notwithstanding any separation of employment from Jabil; that Jabil’s Insider Trading Policy and federal law prohibit You from trading in Jabil securities while in possession of material nonpublic information concerning Jabil; and the prohibition against such trading continues to apply to You after leaving Jabil. Therefore, You agree to abide by the Jabil trading windows even after leaving Jabil, until such time as the insider information You possess, if any, becomes public.

G.

Wages / ESPP. Whether You enter into this Agreement or not, You will receive payment for all earned but unpaid salary through the Separation Date and all Paid Time Off (“PTO”) days accrued but unused by

You as of the Separation Date, according to Jabil’s PTO policy. Jabil will also provide the balance (if any) in Jabil’s Employee Stock Purchase Plan on the first regular payday after the Separation Date, according to such plan’s terms and conditions. Except as stated in this Agreement or as required by law, all other compensation or benefits which relate to Your employment with Jabil will cease as of the Separation Date.

H.

401(k) Plan. Whether You enter into this Agreement or not, You will have the opportunity to elect the timing of distribution of Your existing account balance in Jabil’s 401(k) plan, according to the terms and conditions of the plan; Jabil will not make any further contribution to Your 401(k) account after the Separation Date and You remain responsible for repayment of any loans from the 401(k) account.

I.

COBRA. Whether You enter into this Agreement or not, after the Separation Date, You may continue applicable health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). Jabil or its delegate will provide You information regarding the election of COBRA at Your home address.

2.	Jabil’s Obligations to You.

A.

Separation Compensation. In consideration for Your signing, not revoking, and complying with this Agreement, and returning the signed Agreement to Jabil, Jabil will pay or provide to You the following (collectively, “Separation Compensation”) subject to Section 8(L):

i.

Severance. A gross amount of $700,000 less applicable taxes and withholdings, paid on the first regular payday after both the Separation Date and the Effective Date have passed or as soon as administratively feasible after such date .

ii.

FY22 STI. An STI bonus for FY22 of $700,000 representing your FY22 STI at target which will be payable at the same time as STI payments for FY22 are made to other officers of Jabil (but in no event later than 2.5 months following the end of Jabil’s FY22).

iii.

COBRA Subsidy. Following the Separation Date, if You make a timely election under COBRA to continue the medical, vision, and/or dental benefits that were provided by Jabil immediately prior to the Separation Date, Jabil will subsidize Your full premiums (both company and employee-paid) for the first 18 months of such coverage, or until You become eligible for other health coverage, whichever is sooner (“COBRA Subsidy Period”). You must notify Jabil within five (5) calendar days of becoming eligible to enroll in another group health plan. After the COBRA Subsidy Period ends, You are solely responsible for paying the entire cost of the COBRA coverage premium.

B.

Sole Compensation Owed. You understand and agree that the Separation Compensation described in Paragraph 2(A) is the sole financial obligation of Jabil to You under this Agreement arising from Your employment by Jabil or the end of that employment, and that absent this Agreement, Jabil would have no obligation to provide You the Separation Compensation.

C.

Withholdings / Taxes. The payment of any monies or benefits pursuant to this Agreement is subject to deductions and withholdings required by law. You are solely responsible for, and will pay, all taxes, contributions or other payments to any taxing authorities which arise from Your receipt of monies or benefits under this Agreement.

Mutual Separation Agreement	Page 2 of 14

D.

Survivorship. In the event of Your death, any unpaid benefit under subparagraph 2(A)(i) shall be paid to Your surviving spouse, if any or in the absence thereof to your estate. Survivorship rights with respect to unvested stock awards, if any, shall be governed by the Award Agreements.

3.	General Release.

A.

Release. You, on Your own behalf and on behalf of any other person entitled to make a claim on Your behalf or through You, freely, finally and forever release, waive, and discharge Jabil (as defined below) from any and all claims, demands, controversies, allegations, matters, disputes, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any kind whatsoever, under any federal, state, local or foreign law, rule or ordinance, public policy, tort, contract, common law, Executive Order, or other legally recognized basis, known or unknown, asserted or unasserted, You may have against Jabil as of the date of this Agreement, including without limitation matters arising out of Your employment with, or termination from, Jabil (“Released Claims”), including without limitation claims for:

i.

Compensation, wages, bonuses, incentive compensation, severance allowances, entitlements, benefits, hours worked, discrimination, leave from employment due to illness or injury for any person, or any other reason, wrongful discharge or termination, retaliation, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, bad faith, emotional distress, mental anguish, bodily injury, personal injury, sickness, harm, invasion of privacy, disparagement, defamation, slander and libel, interference with economic relations, violations of public policy, detrimental reliance, promissory estoppel, fraud, negligence, tort, common law, compensatory and punitive damages, attorneys’ fees, expert fees, medical expenses, costs, and disbursements; and

ii.

Alleged violations of any federal, state, local or foreign law, statute, regulation, ordinance or constitution including without limitation: Family and Medical Leave Act (FMLA); Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Secs 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act; the Lilly Ledbetter Fair Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act; the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Uniform Services Employment and Reemployment Rights Act; the Genetic Information Nondiscrimination Act of 2008; Executive Order 11246; any and all employment-related laws and regulations and all other federal, state, local or foreign constitutions, statutes, ordinances, human rights / discrimination / retaliation / wage laws, and common laws (including the laws of contract and negligence), or as any of these laws may be amended. You intend to fully and finally release Jabil from any and all Released Claims arising under such laws which You have or may have arising from events occurring prior to the date on which You sign this Agreement.

This paragraph operates as a general release and covenant not to sue to the maximum extent permitted by law.

Mutual Separation Agreement	Page 3 of 14

B.

Exclusions to Release and other clauses. Notwithstanding the above, the Released Claims, Return of Property, Confidentiality and Non-Disparagement provisions exclude, and You do not waive, release or discharge:

i.

any right to initiate, or participate in, an administrative investigation, charge, or procedure with any governmental agency, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency or commission. Further, nothing in this Agreement shall restrict (i) the ability of any federal, state or local government agency to investigate any such charge or complaint, (ii) Your ability to communicate voluntarily with, including providing documents or other information to, any such agency, and/or (iii) Your ability to provide truthful testimony, documents, or other information to any court, administrative agency and/or arbitration proceeding including providing documents or other information. However, by signing this Agreement, You waive any right to individual relief or monetary recovery based on claims asserted in such a charge or complaint, whether filed by You or any other person, except where such a waiver is prohibited by law, and except for any right You may have to receive a payment or award from a government agency (and not Jabil) for information provided to the government agency. Nothing in this Agreement — including but not limited to the Release of Claims, the return of property, confidentiality, and non-disparagement provisions — waives Your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or unlawful employment practices, including alleged sexual harassment, on the part of Jabil, or on the part of the agents or employees of Jabil, when You have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature;

ii.

Any claims which by law may not be released, including claims challenging the validity of this Agreement under the ADEA and OWBPA (both as defined in Section 3(D), or claims under state workers compensation or unemployment laws;

iii.	Any claims by You for vested benefits under Jabil’s benefits plans;

iv.	Any claims relating to the consideration for this Agreement; and

v.	Any claims related to Jabil’s performance of this Agreement.

C.

“Jabil” Defined. As used in this Section 3, the term “Jabil” means Jabil Inc. and its current or future parents, subsidiaries and affiliated organizations and its or their current or future: (i) pension, profit-sharing, savings, health, and other employee benefit plans of any nature as well as the plans’ respective trustees, insurers and administrators; (ii) directors, officers, employees, agents, attorneys, representatives and shareholders; and (iii) successors and assigns as well as the heirs, personal representatives, successors and assigns of the persons or entities referred to in this Paragraph.

D.

RELEASE OF AGE CLAIMS. You are unconditionally and expressly waiving, releasing and forever discharging Jabil from any claim You may have as of the date You sign this Agreement arising under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), as these laws are amended, and any other claim related to Your age. You acknowledge and confirm:

i.	You have read and understand the terms of this Agreement;

Mutual Separation Agreement	Page 4 of 14

ii.

Jabil has advised You to consult with any an attorney of Your choice before signing this Agreement, and You have obtained and considered such legal counsel as You deem necessary, such that You enter into this Agreement freely, knowingly, and voluntarily;

iii.

You have been given at least 21 days to consider the terms of this Agreement and consult with attorney of Your choice. At Your option, You may elect not to use the full 21-day period, and may sign this Agreement earlier at Your discretion in accordance with Section 8(M), however You acknowledge that Jabil has made no threats or promises to induce You to do so;

iv.	You are providing this release in exchange for consideration to which You are not otherwise entitled;

v.

You may revoke that portion of this Agreement that waives and releases legal claims under the ADEA and/or OWBPA for seven (7) days after You sign this Agreement by sending written notice of revocation to Jabil’s General Counsel (currently Bobby Katz) at 10560 Dr. Martin Luther King, Jr. Street North, Saint Petersburg, FL 33716, or by email to [***], and must be post-marked or sent via email correspondence within 7 calendar days of the date You sign this Agreement. This Agreement will become effective on the eighth day after You sign this Agreement (“Effective Date”). If You timely revoke the waiver and release of ADEA and OWBPA claims:

1.	All other items contained in this Section 3 remain effective (all other Released Claims except those relating to the ADEA or the OWBPA will continue to be waived and released); and

2.

You will no longer be entitled to the amounts described in Paragraph 2(A) of this Agreement and will instead be entitled to receive a one-time payment of $10,000 as full and final compensation as total consideration under this Agreement.

This Agreement does not waive or release any rights or claims that You may have under the ADEA or OWBPA that arise after the execution of this Agreement.

4.

No Pending Claims. You represent that You have not suffered any on-the-job injury for which You have not already filed a claim, and that You have no other pending claims or lawsuits filed against Jabil. If such claims are pending, You agree to take all necessary measures to permanently withdraw and/or end such claims. You acknowledge and agree that You have been paid all wages earned and compensation owed through the date of this Agreement, and that You have received all leaves of absence to which You may have been entitled by reason of Your own or family member’s illness or military service, and have not suffered any adverse consequences for doing so. You acknowledge that You have not made and do not currently have a claim (whether for discrimination, harassment, sexual harassment, abuse, assault or other criminal conduct, retaliation, or any other alleged acts or omissions) against Jabil.

5.	Your Post-Employment Obligations to Jabil.

A.	Confidentiality, Confidential Materials, Work Product.

i.

From and after the Separation Date, You agree not to use for any purpose or disclose in any manner any Confidential Material: (1) in the case of Confidential Information, until the information in question becomes generally available to the public, other than as a result of unauthorized disclosure by You or any third party, or otherwise enters the public domain through lawful means, and (2) in the case of a Trade Secret, for so long as such Trade Secret constitutes a trade secret under applicable law.

Mutual Separation Agreement	Page 5 of 14

ii.	You acknowledge that the protection of Confidential Materials is critical to Jabil’s business and use of or failure to protect any Confidential Materials will irreparably harm Jabil.

iii.

Nothing in this Agreement shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that You shall not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.

iv.

You have, on or prior to the Separation Date, provided and returned to Jabil all Confidential Materials that were in Your possession or control, will immediately provide and return to Jabil and Confidential Materials that comes into Your possession or control after the Separation Date, and will promptly advise Jabil if You become aware of any Confidential Materials that have not been provided or returned to Jabil.

v.

You agree that all Work Product is deemed “works made for hire” and is owned by Jabil. If You have not already done so prior to the Separation Date, You hereby irrevocably assign the entirety of Your right, title and interest in and to all Work Product to Jabil. At Jabil’s request, You agree to perform any acts necessary to perfect Jabil’s ownership of such Work Product and will comply with Jabil’s procedures and processes.

vi.

You irrevocably waive to the greatest extent permitted by law, for the benefit of and in favor of Jabil, all Your moral rights in Work Product including, any right to (a) the integrity of any Work Product, (b) be associated with any Work Product, and (c) restrict or prevent the modification or use of any Work Product in any way. You irrevocably transfer to Jabil all rights to restrict any violations of moral rights in any Work Product including, without limitation, any distortion, mutilation or other modification.

vii.

You agree not to exploit for personal gain any Confidential Materials, nor participate with or assist with any other person, or entity, directly or indirectly, in a manner that contradicts or frustrates this Section 5(A).

viii.	For purposes of this Agreement

“Confidential Information” means all information that is nonpublic, confidential and proprietary to Jabil or its customers/suppliers, including, but not limited to, information relating to Jabil’s: finances (including cost and performance data), operations, business methods and strategies, business methods and strategies; strategic or business plans, business development / acquisition / divestiture / merger methods and strategies, customers (and potential customers), suppliers (and potential suppliers), employees, contractors and consultants, quality or other data, corporate information, including financial and contractual arrangements, strategies, tactics, policies, resolutions, and litigation or negotiations, and marketing information including marketing plans, strategies, tactics or methods.

“Confidential Material” means Trade Secrets, Confidential Information and Work Product.

Mutual Separation Agreement	Page 6 of 14

“Trade Secrets” means information not commonly known or available to the public, that derives value from not being generally known to others who would also consider it of value and is the subject of efforts to maintain its secrecy.

“Work Product” means inventions, improvements, ideas, computer programs, works of authorship, and the like created or made by You and (i) resulting from or within the scope of Your employment or related to Jabil’s business; or (ii) conceived in whole or in part by using Jabil’s time or resources.

B.

Non-Disparagement. Except as otherwise provided in this Agreement, You will not make, or assist or encourage others to make, negative statements or comments about, or engage in any conduct that disparages, Jabil or its current or former officers or directors, or employees, its business or performance, or about Your employment by or end of employment with Jabil, in any form or manner, including without limitation, orally, in writing, or through emails, blogs, social media, or other electronic or web-based media, etc. Jabil will not, through its executive officers or members of its board of directors, publicly defame or disparage You. Nothing in this Agreement precludes You and Jabil or its officers, directors, employees, or representatives, from supplying truthful information or good faith opinion to any government authority, in response to any lawful subpoena or legal process, as part of any internal business discussion, or for other legitimate business or commercially reasonable purpose.

C.

Testimony. Except as provided above in Section 3(B)(i) or below in Section 5(F), following the Separation Date, You will make Yourself reasonably available to answer questions regarding Your job and job duties, including but not limited to testifying, and preparing to testify, as a witness in any proceeding, or otherwise providing information or reasonable assistance to Jabil in connection with any investigation, claim or suit, and cooperating with Jabil regarding any litigation, claims, or other dispute involving Jabil that relates to matters within Your knowledge or responsibility during Your employment with Jabil. You agree to meet with Jabil’s representatives, its counsel, or other delegates at reasonable times and places, with respect to any items within the scope of this provision including any testimony required pursuant to a subpoena/demand, to provide truthful testimony, to provide Jabil with immediate notice of contact or subpoena by any non-governmental party known by You to be adverse to Jabil’s interests, and to not voluntarily assist any such non-governmental adverse party or their representatives. If You are subpoenaed or are required to testify about Jabil or Your employment by Jabil, You agree to contact Jabil’s General Counsel (currently Bobby Katz) about the subpoena/demand within 72 hours of receiving it or before the date of the proposed testimony, whichever is earlier. If You are subpoenaed or required to testify, Jabil will provide counsel for You, subject to Your approval of said counsel, and if such cooperation occurs after the Separation Date, all expenses relating thereto will be reimbursed according to Jabil’s travel guidelines at the time they are incurred.

D.

Exclusions. You may not disclose the existence or terms of this Agreement or its execution or implementation other than (i) showing this Agreement to a lawyer in the course of seeking professional advice about it, (ii) reporting the monies and benefits provided by Jabil pursuant to this Agreement on Your tax returns, (iii) informing Your spouse or any professional advisor of the amount/nature of the monies and benefits if You take reasonable steps to ensure that the information will not be further disclosed, including You informing any lawyer, spouse or tax advisor that such information is confidential and must not be disclosed to others; or (iv) disclosing Your obligations of confidentiality or post-employment restrictive covenants.

E.

Defend Trade Secrets Act. You understand that, as provided by the Federal Defend Trade Secrets Act, You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure

Mutual Separation Agreement	Page 7 of 14

of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This paragraph will govern to the extent it may conflict with any other provision of this Agreement or under any Jabil “Non-Disclosure Agreement” and/or “Commitment of Confidentiality.”

F.

Whistleblower Exception. Nothing in this Agreement shall prohibit You from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Jabil to make any such reports or disclosures and You are not required to notify Jabil that You have made such reports or disclosures.

6.	Your Post-Employment Restrictive Covenants.

A.

Restrictive Covenants. Jabil is the owner and possessor of numerous trade secrets and highly-sensitive business information about its finances, operations, business methods and strategies, business development / acquisition / divestiture / merger methods and strategies, customers (and potential customers), suppliers (and potential suppliers), employees, contractors and consultants and other matters that could be valuable to Jabil’s competitors. You are in possession of such sensitive information acquired during Your Jabil employment and, further, You have developed valuable contacts and relationships with Jabil customers (and potential customers), suppliers (and potential suppliers), acquisition targets and representatives, employees, contractors and consultants. Therefore, commencing on the Separation Date and continuing until the second anniversary of the Separation Date, You will not, without the prior written consent of Jabil’s General Counsel (currently Bobby Katz) (the following restrictions are collectively referred to as “Restrictive Covenants”):

i.

Compete. Be employed by, be engaged as a consultant or contractor to or agent for, sit on the board of directors of, or otherwise in any capacity provide services, information or advice to, in any way whatsoever work for or assist, or undertake any planning for, any individual or entity which competes with Jabil, or any of the following competitors: Benchmark Electronics, Inc.; Celestica, Inc.; Flex Ltd.; Foxconn/Hon Hai Precision Industry Company, Ltd.; Plexus Corp.; or Sanmina Corporation; or any of the customers listed in Exhibit A; or an entity known by You or, which upon reasonable inquiry, should have been known by You to be among their parents, subsidiaries, divisions, or direct or indirect affiliates (“affiliates” to include any entity in which the named entity has during the two-year period commencing on the Separation Date a majority equity interest) anywhere in the world;

ii.

Interfere with Business Relationships. Directly or indirectly through any person or entity interfere with or engage in any activity targeted at any person or entity that has a business relationship with Jabil to persuade or attempt to persuade such person or entity to not do business with or cease doing business with Jabil, to reduce the amount of business historically done with Jabil or to otherwise alter the actual business relationship with Jabil; or

iii.

Solicit Employees. Solicit any Jabil employee to end or modify his/her relationship with Jabil for employment outside of Jabil. For the sake of clarity and elimination of doubt, the Parties recognize that Jabil employees may make and implement decisions to end or modify their relationship with Jabil

Mutual Separation Agreement	Page 8 of 14

without solicitation from You and consequently no such action by a Jabil employee, including an implemented decision to separate from Jabil and become associated with an entity with which You are associated will give rise, by itself, to any presumption of solicitation by You.

You agree the Restrictive Covenants are reasonable and appropriate in terms of duration, geography and scope. You specifically agree and admit for all purposes that Jabil has legitimate business interests justifying the Restrictive Covenants, that the Restrictive Covenants are reasonable and appropriate in terms of duration, geography and scope, and that You are not harmed by the Restrictive Covenants. If any court or tribunal of competent jurisdiction considers whether You might be caused any individualized economic harm or hardship as a result of the Restrictive Covenants, You specifically agree and admit that You have suffered no such harm or hardship, and in fact, will substantially financially benefit from receipt of the Separation Compensation.

B.

Independent Covenants. The Restrictive Covenants must be construed as agreements and as independent covenants. The existence of any cause of action by You against Jabil does not constitute a defense to Jabil’s enforcement of the Restrictive Covenants.

C.

Court Modification. If any portion of Section 6(A) is held to be unreasonable, arbitrary, or against public policy by any court or tribunal, or if the applicable law on which such Restrictive Covenant is founded is changed in any manner as to limit the enforceability of Section 6(A), then Section 6(A) will be enforced against You for a shorter period of time or in a smaller geographic area or otherwise as is determined by the tribunal to be reasonable, non-arbitrary and not against public policy. In the event of the violation by You of any of the Restrictive Covenants, the terms of each such Restrictive Covenant so violated shall be automatically extended from the date on which You permanently cease such violation for a period equal to the period in which You were in breach of the Restrictive Covenant and in any event for an overall period no longer than up to an additional 12 months.

D.

Notification of Restrictions. You must notify any future employers of Your confidentiality and Restrictive Covenant obligations to Jabil under this Agreement. Jabil is permitted to notify any of Your future employers of Your confidentiality and Restrictive Covenant obligations to Jabil under this Agreement.

7.	Consequences of Your Violation of this Agreement.

A.	Forfeiture / Clawback. If You violate or threaten to violate Section 5(A), 5(B) and/or Section 6(A) of this Agreement, You:

i.	Forfeiture. Will forfeit any unpaid Separation Compensation payable under Section 2(A)(i); and

ii.

Claw-Back. Must repay to Jabil within 30 days of written demand all Separation Compensation payable under Sections 2(A)(i) previously paid in excess of $1,000. For purposes of clarification regarding the claw-back in this Section 7(A)(ii), You must repay only the net after tax cash value of any previously paid Separation Compensation payable under Section 2(A)(i) after the Separation Date (the “Net Cash Value”); and

iii.

Remain Bound. You understand and agree that, notwithstanding such forfeiture and claw-back, You nonetheless remain bound by Your Release of Claims, non-disparagement, confidentiality, and all other obligations in this Agreement.

Mutual Separation Agreement	Page 9 of 14

B.

Violation if Restrictive Covenants Determined Invalid or Unenforceable. If a court or tribunal of competent jurisdiction declares some or all of the Restrictive Covenants or other obligations described in this Agreement invalid, void or unenforceable, including without limitation Paragraph 6(A)(i), and You are found by a court or tribunal of competent jurisdiction to have engaged in conduct that would, but for the above-referenced declaration, constitute a violation of Paragraph 6(A)(i), the forfeiture and claw-back provisions described in Section 7(A) of this Agreement shall nevertheless apply, and Your actions will be considered a violation of this Agreement, resulting in the forfeiture of all unpaid Separation Compensation payable under Section 2(A)(i) and triggering Your obligation to repay the Net Cash Value in excess of $1,000 of any previously paid Separation Compensation payable under Section 2(A)(i) after the Separation Date.

C.

Injunctive Relief. You recognize, acknowledge and agree that a breach of this Agreement by You will cause irreparable damage to Jabil and its goodwill, the exact amount of which may be difficult or impossible to ascertain. Accordingly, You agree and consent that if You breach or threaten to breach Sections 5(A), 5(B) or 6(A) of this Agreement, in addition to any other remedy which may be available at law or in equity, Jabil (or an affiliated business entity) is entitled to specific performance and injunctive relief without the necessity of proving actual damages or posting any bond or other security. If any action is brought to enforce Sections 5(A), 5(B) or 6(A) of this Agreement, the Parties shall not raise the defense that there is an adequate remedy at law. Further, if Jabil (or an affiliated business entity) makes application to a court of competent jurisdiction for injunctive relief to enforce such provisions of this Agreement, then the period of time for the application of the restrictive covenant will be tolled for a period commencing with Your act which creates the claim for injunctive relief and terminating with the date of final adjudication of the petition for injunctive relief, if granted.

8.	Miscellaneous.

A.

Governing Law, Venue, Fees, and Jurisdiction. This Agreement shall be governed and construed in accordance with Florida law without resort to its conflicts of law provisions. The Parties agree that all disputes and matters whatsoever arising under, in connection with, or incidental to this Agreement shall be litigated, if at all, in and before the United States District Court for the Middle District of Florida, Tampa Division, or as to those lawsuits to which the federal courts of the United States lack subject matter jurisdiction, before a court located in Hillsborough County, Florida to the exclusion of the courts of any other state, territory or country. The Parties hereby consent to such jurisdiction and waive any venue or other objection that either may have to any such action or proceeding being brought in the applicable court in Hillsborough County, Florida. You consent to entry of an order imposing injunctive or equitable relief for any breach of Sections 5(A), 5(B) or 6(A) of this Agreement, without necessity of posting bond. The foregoing is subject to the qualification that Jabil may, in its discretion, bring any action to enforce its rights including, without limitation, an action for injunctive relief to prevent a breach of Sections 5(A), 5(B) or 6(A) of this Agreement, in any venue where such breach is threatened or may occur or where any defendant to any such action resides or is located. In any litigation arising out of, or relating to, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

B.

Jury Trial Waiver. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT WHICH SUCH PARTY HAS OR MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, LITIGATION, OR PROCEEDING BASED ON OR ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BY WAY OF EXAMPLE BUT NOT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, VERBAL OR WRITTEN STATEMENTS, OR ACTS OR OMISSIONS OF ANY PARTY THAT IN ANY WAY

Mutual Separation Agreement	Page 10 of 14

RELATE TO THIS AGREEMENT OR OTHER SUCH DOCUMENT. FURTHERMORE, EACH PARTY AGREES THAT SUCH PARTY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PARTIES HAVE SPECIFICALLY DISCUSSED AND NEGOTIATED FOR THIS WAIVER, INTEND THAT IT BE GIVEN THE BROADEST POSSIBLE EFFECT ALLOWED BY FLORIDA LAW, AND UNDERSTAND ITS LEGAL CONSEQUENCES.

C.

Enforcement. The Parties to this Agreement may, either at law or in equity, by suit, action, mandamus, or other proceeding, including, but not limited to, suit for actual damages, specific performance, or injunctive relief, or by means of alternative dispute resolution, protect and enforce any and all rights existing under Florida law, or granted and contained in this Agreement, any document executed and delivered pursuant to this Agreement, and may enforce and compel the performance of all duties required by this Agreement, or any document executed and delivered pursuant to this Agreement.

D.

Fee and Cost Recovery. If Jabil or You initiate proceedings for breach of this Agreement, the prevailing party is entitled to recover reasonable attorneys’ fees and costs from the other party to the action or proceeding. For purposes of this Agreement the “prevailing party” is deemed to be the party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” includes without limitation the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

E.

Voluntary Execution. You agree that You have had a full and fair opportunity to review this Agreement and sign this Agreement knowingly, voluntarily and without duress or coercion. Further, in executing this Agreement, You agree that You have not relied on any representation or statement not set forth in this Agreement and its attachments.

F.

Repayment Obligation. If You assert a claim against Jabil for breach of this Agreement and after an initial judgment on the merits, You have not prevailed on any material claim with respect to such dispute, Jabil is relieved of its obligations to pay or provide any unpaid portion of the Separation Compensation in excess of the amount equivalent to one week’s compensation, and to the extent that any such amounts have previously been paid to You, You must repay such amounts to Jabil within 30 days of such initial judgment. You understand and agree, however, that You nonetheless remain bound by Your Release of Claims, non-disparagement, confidentiality, and all other obligations in this Agreement.

G.

Sole Agreement. Except for any other agreements or policies related to confidentiality or non-disclosure of confidential information and the Award Agreements, this Agreement represents the sole and entire agreement between You and Jabil and supersedes any and all prior agreements, negotiations and discussions between them with respect to Your end of employment.

H.

Severability. If one or more provisions of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability does not affect any other provision of this Agreement, which remain in full force and effect.

I.	Written Modifications Only. This Agreement may not be modified orally but only by writing signed by both You and Jabil.

J.

Successors and Assigns. This Agreement inures to the benefit of and is binding upon Jabil, its successors and assigns. Your obligations and duties hereunder are personal and not assignable, but Jabil has the right to assign its rights and obligations under this Agreement to any Jabil affiliate or successor of Jabil or to any purchaser(s) of their assets.

Mutual Separation Agreement	Page 11 of 14

K.

Confidentiality / File Under Seal. Unless required by law or by a court of competent jurisdiction, this document must remain confidential and not be used for any purpose other than enforcing its specific terms in any proceeding between the Parties. If this document must be filed in any court, the party seeking to file it will do so only under seal unless prohibited by the court.

L.

§409A. This Agreement is and each of the payments provided for hereunder, jointly and severally, are, intended either to provide for or constitute compensation not subject to §409A of the Internal Revenue Code of 1986, as amended (“§409A”), or to qualify for an exemption from §409A; however, if and to the extent that this Agreement or any payment(s) provided for hereunder are subject to §409A, the Agreement or such payment(s) or both are intended to comply with §409A. This Agreement must be interpreted consistent with this intent, provided that Jabil does not assume any liability for the additional tax assessed under §409A against You on the basis of this Agreement. Jabil does not represent or warrant that this Agreement complies with §409A or any other provision of federal, state, or local law. Neither Jabil nor its directors, officers, employees or advisers is liable to You (or any other individual or entity) for any tax, interest, or penalties You may owe as a result of compensation paid under this Agreement, and Jabil has no obligation to indemnify or otherwise protect You from the obligation to pay taxes pursuant to §409A. Regarding any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by §409A, (i) the right to payment or reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of You does not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) is not violated by any lifetime or other limits under Jabil’s group medical plans and (iii) such payments will be made on or before the last day of Your taxable year following the taxable year in which the expense was incurred. Each separately identified amount and installment payment to which You are entitled is a separate payment for purposes of §409A. No compensation or benefit that is subject to the requirements of §409A and that is payable upon Your termination of employment will be paid unless Your termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h), and references in this Agreement to “termination”, “termination of employment” or like terms mean a “separation from service.” Without limiting the foregoing, the term “Separation Date” as used in this Agreement means the date upon which You experience a “separation from service,” as defined in the preceding sentence, from Jabil. For the sake of clarity and elimination of doubt, the Parties agree that You will not experience a “separation from service” between the Effective Date and August 31, 2022 solely because the number of hours of active service rendered by You during any week within such period is less than twenty percent (20) of the average number of hours worked per week by You by during the thirty-six (36) month period ending on the Effective Date. If You are deemed at the time of Your separation from service to be a “specified employee” for purposes of §409(A)(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which You are entitled under this Agreement (including without limitation, any payment provided for under Section 2(A)(i) or 2(A)(ii), that is subject to §409A) is required in order to satisfy the requirements for compliance with §409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits will be provided to You on the earlier of (1) the date that is six months and one day from the date of Your “separation from service” with Jabil or (2) Your death. All payments and benefits deferred pursuant to the Payment Delay will be paid in a lump sum to You, and any remaining compensation due under this Agreement will be provided as otherwise set forth. The determination of whether You are a “specified employee” for purposes of §409A(a)(2)(B)(i) as of the time of Your separation from service is made by Jabil in accordance with the terms of §409A.

Mutual Separation Agreement	Page 12 of 14

M.

Review Period. You have 21 days to review and consider the terms of this Agreement as described in Section 3(D) above prior to signing (“Review Period”). You are not required to wait the entire Review Period to sign the Agreement and may choose to sign it sooner on an entirely voluntary basis.

S I G N A T U R E S:

Date:	December 5, 2021	/s/ Michael J. Loparco
Michael J. Loparco

On behalf of Jabil Inc.

Date:	December 5, 2021	/s/ Bruce A. Johnson
Bruce A. Johnson
EVP, Chief Human Resources Officer

Mutual Separation Agreement	Page 13 of 14

EXHIBIT A TO MUTUAL SEPARATION AGREEMENT AND RELEASE

***[Redacted]

Mutual Separation Agreement	Page 14 of 14